Exhibit 10.20.1

As of April 1, 2006 (the Effective Date”)

Mr. Earnest Mathis, Jr.

CEO

Vitacube Systems Holdings, Inc. and XELR8, Inc.

Re:                             Carnell “Cadillac” Williams Agreement

Dear Mr. Mathis

This endorsement contract (“Agreement”) will set forth the understanding between Carnell “Cadillac” Williams (“Athlete”), with an address c/o SFX Sports Group, Inc. (“SFX Sports”), 222 South Central, Suite 1008, St. Louis, MO 63105 (Attn: Mark Heligman) and Vitacube Systems Holdings, Inc. and its wholly owned subsidiary XELR8, Inc. (“Company”), with an address of 480 South Holly Street, Denver, CO 80246 (Attn. Earnest Mathis). The terms of the Agreement are as follows:

1.                                       GRANT OF NAME AND LIKENESS RIGHTS. Subject to the terms and conditions hereinafter set forth, Athlete hereby grants to Company the rights, within the Contract Territory (as defined in Section 5, below) and during the Term (as defined in Section 2, below), to utilize Athlete’s name, likeness, voice, approved photograph, signature, and biography (the “Athlete Endorsement”) solely in connection with the promotion of Company, including annual reports, registration statements, prospectus and other filings with the Securities Exchange Commission.. Company shall have the right and license to use the Athlete Endorsement in all forms of advertising solely within the Contract Territory, including, but not limited to television, radio, point-of-purchase displays, consumer print, and free-standing in-store inserts (collectively, the “Materials”), and Independent Distributors websites all as approved by Athlete or his business representatives, SFX Sports, in accordance with Section 8 below and solely and directly in connection with the promotion of Company. In addition, Contractor grants Company the rights to utilize the Athlete Endorsement on the Internet directly in connection with the promotion of Company (subject to Section 8 below), subject to, although not limited to, the following conditions:  (i) in no event shall Company be permitted to create an Athlete-based home page; and (ii) Company shall not be permitted to conduct “chat sessions” utilizing Athlete’s services other than the Endorser conference calls that the Company hosts from time to time..

2.                                       TERM. The term of this Agreement shall commence as of the Effective Date, and shall continue for a period of three (3) years, unless earlier terminated pursuant to the terms contained herein (the “Term”). For purposes of this Agreement, each 12-month period commencing with the Effective Date shall be deemed a “Contract Year” (i.e. “Contract Year One shall commence April 1, 2006 and run through March 31, 2007; “Contract Year Two” shall commence on April 1, 2007 and conclude on March 31, 2008; etc.)

3.                                       RETENTION OF ENDORSEMENT RIGHTS.       Subject to the provisions of Section 1 above, Company agrees that Athlete shall retain all rights in and to the Athlete Endorsement during the Term, and Athlete shall not be prevented from using, or permitting and/or licensing others to use, the Athlete Endorsement in connection with the advertisement, promotion, or sale of any company, product or service, except in the nutritional supplement, functional food and vitamins category.

4.                                       ATHLETE’S SERVICES.

A.                                   During each Contract Year, Athlete agrees to be available for one (1) production session in connection with the production of the Materials solely in the promotion of the Company (the “Production Session”). The Production Session shall last no longer than four (4) consecutive hours (excluding reasonable rest and lunch breaks), and shall take place at a time, date and location compatible with Athlete’s schedule and which are mutually convenient to Athlete and Company. It is understood that the Production Sessions will be set at times that does not interfere with the Athlete’s professional commitments. If reasonably requested by Athlete, Company shall arrange, pay for and provide Athlete and one (1) companion or business associate each with first-class round-trip air and ground transportation, hotel accommodations, meals and other reasonable incidental expenses incurred in connection with the Production Session. A failure by Company to utilize the Production Session in any Contract Year shall be deemed a waiver of such Production Session, which shall not carry over to a subsequent Contract Year.

B.                                     During each Contract Year, Athlete shall be available to participate in up to two (2) conference calls with Company (the “Conference Calls”), each not to exceed five minutes (00:05:00) in length. The Conference Calls shall take place at a time and date which compatible with Athlete’s schedule and which is mutually convenient to Athlete and Company. The Conference Calls shall be subject to Athlete’s professional commitments. Company agrees that Athlete shall bear no costs in connection with the Conference Calls and, in this regard, Company shall provide Athlete with a toll-free call in phone number in order to participate in the Conference Calls. A failure by Company to utilize any of the Conference Calls in any Contract Year shall be deemed a waiver of such Conference Call, which shall not carry over to a subsequent Contract Year.

C.                                     During each Contract Year, Athlete agrees to be available for one (1) Company-sponsored event (the “Event”), lasting no more than three (3) days, during which time Athlete shall be expected to participate in no more than three (3) separate commitments over the three (3) day period (each, a “Commitment”). Each Commitment shall last no longer than two (2) consecutive hours in length, during which time Athlete shall provide services as mutually agreed (i.e. “meet and greet”, pose for photographs, etc.). The Event shall take place at a time, date and location compatible with Athlete’s schedule and which is mutually convenient to Athlete and Company. The Event shall be subject to Athlete’s professional commitments. Company shall arrange, pay for and provide Athlete and one (1) companion or business associate each with first-class round-trip air and ground transportation, hotel accommodations, meals and other reasonable incidental expenses incurred in connection with the Event. A failure by Company to hold the Event in any Contract

Year shall be deemed a waiver of Athlete’s responsibilities in connection therewith, and such shall not carry over to a subsequent Contract Year.

D.                                    During each Contract Year, Athlete shall personally autograph up to twenty-five (25) items of memorabilia (the “Memorabilia”). It is agreed that all Memorabilia shall be provided by Company, at Company’s sole cost and expense. Athlete and SFX Sports shall have the absolute right of final approval of all Memorabilia to be signed, which shall not be unreasonably withheld. Company agrees that all Memorabilia shall be used solely as internal employee or independent distributors incentives and shall NOT be sold, auctioned, bartered, or offered for retail sale to third parties. Athlete shall autograph each Memorabilia item with a pen provided by Company, with each autograph having as little variance as possible. A failure by Company to provide Athlete with the Memorabilia in any Contract Year shall be deemed a waiver of Company’s rights in connection therewith for that respective Contract Year, and such Memorabilia shall not carry over to a subsequent Contract Year.

E.                                      During each Contract Year, Athlete agrees to provide Company with up to two (2) tickets to each of two (2) Tampa Bay Buccaneers (the “Bucs”) regular season home games during the respective Contract Year (the “Tickets”). The location of said tickets shall be at Athlete’s sole discretion. Company agrees to provide SFX Sports with at least four (4) weeks’ notice in its request for any Tickets, and all Tickets shall be subject to availability at the time of Company’s request.

F.                                      Consistent with Athlete’s agreement to endorse Company hereunder, Company will provide Athlete with assorted clothing and gear bearing the Company’s names and/or logos, which Athlete shall use reasonable efforts to wear from time to time in public in the Territory, subject to the restrictions of any third party apparel endorsement agreement Athlete may now or hereinafter have during the Term. In this regard, Company agrees to consult with Athlete in order that Athlete may select clothing and gear to his liking.

G.                                     The Athlete will use his best efforts to notify Company 72 hours in advance if Athletes is unable to appear at, or participate in, any Production Session, Conference Call or the Event, then in such event, Company may request the appearance of Athlete at a mutually agreeable date to Athlete, SFX Sports, and Company within two (2) months of the original Production Session, Conference Call or the Event date in order to provide comparable services. Athlete’s failure to attend the mutually agreed upon rescheduled Production Session, Conference Call or the Event shall be deemed to be a breach of this Agreement. Additionally, in circumstances where Athlete’s failure to attend the Production Session, Conference Call or the Event was not caused by any gross, willful misconduct on the part of Athlete, Athlete shall bear no costs whatsoever (including by way of example only, incidental or consequential damages, whether foreseeable or not, and/or reliance costs) expended by, or charged to, Company as a result of Athlete’s inability to attend the Production Session, Conference Call or the Event. This shall include, but is not limited to, circumstances wherein any professional commitments arise after Athlete had originally agreed on the time, date, and/or location of the Production Session, Conference Call or the Event.

H.                                    In order for the Company and Athlete to comply with Federal Trade Commission guidelines, which require, among other things, that endorsements be based on the Athlete’s personal use, knowledge, or experience with the products at or about the time the endorsement is made, XERL8 will provide the Athlete with complementary product for personal use. Athlete will sign the attached affidavit confirming that the Athlete has complied with the FTC guidelines.

5.                                       TERRITORY. For the purposes of this Agreement, “Contract Territory” shall mean the United States of America and territories..

6.                                       COMPENSATION. During the term of this Agreement, Athlete shall receive the following compensation (the “Compensation”):

A.                                   Execution of Agreement. Upon the execution of this Agreement, Company shall provide Athlete:

(i)                                     options (“Original Options”) to purchase 20,000 shares of the Company’s common stock at fair market value as of the date of the grant (i.e. the date of full-execution of this Agreement by both parties) exercisable for a period of five (5) years, and

(ii)                                  the number of restricted shares of the Company’s common stock (“Original Shares”) that equal a value of Sixty Thousand Dollars ($60,000) based on the previous day’s closing price of the Company’s common stock (the “Trading Price”). For illustration purposes only, if the Trading Price is $1.25 per share, Athlete shall receive 48,000 shares which equals $60,000 divided by $1.25, or if the Trading Price is $1.50 per share, Athlete shall receive 40,000 shares which is $60,000 divided by $1.50.

B.                                     End of Contract Year One. At the end of Contract Year One, Company shall provide Athlete:

(i)                                     options (“First Year Options”) to purchase 20,000 shares of the Company’s common stock at fair market value as of the date of the grant (the final day of Contract Year One) exercisable for a period of five (5) years; and

(ii)                                  if the value of the Original Shares and the Original Options on such date do not equal $110,000, then Company shall provide Athlete shares of common stock and/or options (“First Year Additional Securities”) to purchase shares of the Company’s common stock exercisable for a period of five (5) years from the date of grant that will equal the difference between $110,000 and the value at such time of the Original Shares and the Original Options. If all or part of the Original Shares were sold such Original Shares shall be valued at the higher of the price that the shares were sold or the closing price of the Company’s common stock on the day immediately prior to the first anniversary date of this Agreement (the “Trading Price”). If the Original Options were exercised in whole or in part, the Original Options shall be valued at the higher of the gross profit realized from the exercise of the Original Options or the difference between the exercise price and the Trading Price. For illustration purposes only, (i) if the value of the Original Shares received by the Athlete together with (ii) the value of the 20,000 options equals $80,000 on the first anniversary date of this Agreement, then the Company shall issue additional shares of common stock and/or grant additional options to equal such difference of $30,000; and

(iii)                               Notwithstanding the foregoing, if the value of the Original Shares and the Original Options on the first anniversary date of this Agreement do not equal $110,000 as set forth in 2b above, then Company, at its option, may elect to terminate this Agreement upon written notice to the Athlete within five (5) business days after the first anniversary date of this Agreement. Upon such written notice, no further Compensation shall be due to Athlete and the Compensation paid to Athlete in accordance with Section 6.A above shall be the only obligation for payment by Company to Athlete pursuant to this Agreement, Athlete shall have no further obligations to Company, and Athlete shall immediately have the right to enter into an agreement with any of Company’s competitors.

C.                                     End of Contract Year Two. At the end of Contract Year Two, Company shall provide Athlete:

(i)                                     options to purchase 20,000 shares of Company’s common stock at fair market value as of the date of the grant (the final day of Contract Year Two) exercisable for a period of five (5) years; and

(ii)                                  if the value of the Original Shares, the Original Options and the First Year Additional Securities on such date do not equal $160,000, then Athlete shall receive shares of common stock and/or options to purchase shares of Company’s common stock exercisable for a period of five (5) years from the date of grant that will equal the difference between $160,000 and the value at such time of the Original Shares and the Original Options. All valuations shall be as set forth in Section 6.B.(ii) above.

(iii)                               Notwithstanding the foregoing, if the value of the Original Shares, the Original Options and the First Year Additional Securities on the second anniversary date of this Agreement do not equal $160,000 as set forth in Section 6.C.(ii) above, then Company, at its option, may elect to terminate this Agreement upon written notice to Athlete within five (5) business days after the second anniversary date of this Agreement. Upon such written notice, no further Compensation shall be due to Athlete and the Compensation paid to Athlete in accordance with Sections 6.A.and 6.B. above shall be the only obligation for payment by Company to Athlete pursuant to this Agreement, Athlete shall have no further obligations to Company, and Athlete shall immediately have the right to enter into an agreement with any of Company’s competitors

7.                                       WEBSITE LINKS. Each party shall provide the other with an opportunity to link their respective websites to the other’s official website.

8.                                       APPROVAL. Company agrees to submit to Athlete and SFX Sports (Attention: Mark Heligman), for their approval and review, a copy of all materials utilizing the Athlete Endorsement (or any portion thereof, including scripts) at least seven (7) days prior to any release whatsoever; and Company further agrees that the same shall not be released without prior written approval of SFX Sports.

Approval should not be unreasonably withheld, and the Athlete and SFX Sports agree to provide written approval or disapproval within seven (7) days of receipt of the request for approval.

Company’s breach or threatened breach of any provision(s) of this section will cause irreparable harm to Athlete. Accordingly, Company’s breach or threatened breach of any provision(s) of this section shall give Athlete the immediate right to equitable relief (including but not limited to a permanent injunction) in order to stop or prevent Company from breaching this section. Such relief shall be in addition to, and not in limitation of, any and all other remedies available to Athlete in law or equity. Any breach of this section by Company shall be deemed a material breach of this Agreement. In addition, failure to adhere to the terms of Section 8 shall give Athlete the right to immediately terminate this Agreement upon written notice to Company. Such liability shall be in addition to, and not in limitation of, any and all other remedies available to Athlete in law or equity.

9.                                       NO GRANT OF TRADEMARK RIGHTS. Athlete and SFX Sports do not grant nor do they purport to grant to Company the right to use any name, logo, trademark, uniform or servicemark owned by the National Football League (“NFL”), Players Inc., The Quarterback Club, and/or any NFL member team, including any photographs of Athlete in an NFL uniform or any reference to the NFL. Company agrees and acknowledges that it must obtain approval from the appropriate third party for the use of any such marks or insignias, and in the absence of such written approval, shall not make any use whatsoever thereof.

10.                                 INDEMNITY. Company agrees to protect, indemnify, save, and hold harmless Athlete, SFX Sports, and each of their assigns, agents, heirs, representatives, affiliates, subsidiaries, parent entities, officers, directors, shareholders, and employees (collectively, the “Indemnified Parties”) from and against any and all expenses, damages, claims, suits, actions, judgments, costs and expenses whatsoever (including reasonable attorneys’ fees) (collectively, “Claims”) arising out of, or in any way connected with (i) any injury, death or other harm or claim connected with any product or service provided, manufactured, produced, marketed, promoted, sold, and/or distributed by Company (including any party affiliated with Company); (ii) any act, whether of omission or commission, that may be committed or suffered by Company (including any of their affiliates, servants, agents or employees); and/or (iii) the performance of Company’s duties and obligations hereunder, including without limitation, the performance by any of Company’s agents, employees, affiliates, fiduciaries, subcontractors and/or licensees hereunder, or any breach of any of Company’s obligations, agreements, representations or warranties hereunder.

Athlete agrees to protect, indemnify, save, and hold harmless Company and its assigns, agents, heirs, representatives, affiliates, subsidiaries, parent entities, officers, directors, shareholders, and employees from and against any and all expenses, damages, claims, suits, actions, judgments, costs and expenses whatsoever (including reasonable attorneys’ fees) (collectively, “Claims”) arising out of, or in any way connected with a material breach of any of Athlete’s obligations hereunder this Agreement. Such identification shall be limited to actual and direct damages.

11.                                 SPECIAL RIGHT OF TERMINATION BY COMPANY.

A.                                   In addition to Company’s right to terminate this Agreement pursuant to Section 6 herein, Athlete agrees that Company shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Athlete:

(1)                                  In the event of Athlete’s death prior to his completion of the Services set forth in Section 4; or

(2)                                  In the event Athlete materially breaches this Agreement and fails to cure such a breach within thirty (30) days after receipt of written notice of such a breach; or

(3)                                  In the event that the Athlete engages in any conduct that could bring Athlete or Company into public disrepute, contempt, scandal or ridicule, as determined by Company in its reasonable discretion.

B.                                     If Company terminates this Agreement under this Section 11 (or pursuant to any other term contained herein), the following conditions shall apply:

(1)                                  Neither Company nor Athlete shall have any further rights, duties, or obligations under this Agreement, except those listed in Section 11.B.

(2)                                  Company shall immediately pay to Athlete a pro-rated portion of the Compensation, if such Compensation remains unpaid.

(3)                                  Notwithstanding 11.B.(1) above, Company shall continue to have the right and license to utilize the Athlete Endorsement pursuant to the terms and conditions of this Agreement for the thirty (30) day period immediately following the date of Company’s termination of this Agreement (the “Grace Period”).

(4)                                  At the conclusion of the Grace Period, Company shall no longer have any rights in and to the Athlete Endorsement, and all such rights shall immediately and irrevocably revert back to Athlete.

12.                                 SPECIAL RIGHT OF TERMINATION BY ATHLETE.

A.                                   In addition to Athlete’s right to terminate this Agreement pursuant to Section 8 herein, Company agrees that Athlete shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Company:

(1)                                  In the event Company is adjudged, declares, or files for bankruptcy; or

(2)                                  Company materially breaches this Agreement, or a material term thereof; or

(3)                                  In the event that Company (including any of Company’s employees, officers, directors, or executives) engages in any conduct that could bring Company or Athlete into public disrepute, contempt, scandal or ridicule, as determined by Athlete in his reasonable discretion.

B.                                     If Athlete terminates this Agreement under this Section 12 (or pursuant to any other term contained herein), the following conditions shall apply:

(1)                                  Neither Company nor Athlete shall have any further rights, duties, or obligations under this Agreement, except those listed in this Section 12.B., and those that expressly survive the termination of this Agreement, and any and all rights granted to Company by Athlete shall automatically and irrevocably revert back to Athlete.

(2)                                  Company shall no longer have any rights in and to the Athlete Endorsement.

(3)                                  Company shall remain liable to Athlete for all remaining sums of the Compensation as set forth above as liquidated damages.

(4)                                  Athlete’s termination of this Agreement shall not preclude his recovery of any other damages to which Athlete is entitled under law or equity.

13.                                 NOTICES. All notices and/or submissions hereunder shall be sent via a reputable air courier service or personal service, to the parties at the following addresses, or such other addresses as may be designated in writing from time to time:

To Company:	To Athlete:
XELR8, Inc	SFX Sports
480 South Holly Street	222 South Central Avenue
Denver, CO 80246	Suite 1008
(Attn: Mr. Earnest Mathis)	St. Louis, MO 63105
(Attn: Mark Heligman)

Copy:
SFX Sports
220 West 42nd Street
12th Floor
New York, NY 10036
Attn: Lee D. Galkin, Esq.

14.                                 ARBITRATION; GOVERNING LAW.                                         Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity of it, shall at the option of SFX Sports, be finally settled by arbitration in accordance with the rules of the American Arbitration Association applying the substantive law of the state of Missouri without regard to any conflict of laws provisions. The arbitration will be governed by the United States

Arbitration Act. 9 U.S.C. Sec. 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court with jurisdiction. The arbitrator(s) shall not be empowered to award damages in excess of compensatory damages and each Party waives any damages in excess of compensatory damages that are proven; however, the arbitrator(s) shall be empowered to award to the prevailing party all costs and expenses directly related to arbitration, including but not limited to reasonable attorneys fees. The arbitration will be held in St. Louis, MO. Notwithstanding the provisions of this Section, either Party may bring a claim for injunctive relief before a court with jurisdiction without first submitting the claim to arbitration.

Furthermore, and notwithstanding the foregoing, any collection matters shall be governed solely by the laws of the State of Missouri and the state and federal courts situated in St. Louis, MO shall have exclusive jurisdiction over any litigation arising hereunder. In the event of any such litigation, the prevailing party shall be entitled to recover its legal fees in addition to any damages or other legal relief awarded.

15.                                 CONFIDENTIALITY. Neither party shall disclose (or permit any third party to disclose) the financial or other material terms of this Agreement, with the exception only of either party’s agents, attorneys, accountants, representatives or employees, except as may be required by law.

16.                                 NO PARTNERSHIP / TAX WITHHOLDING. Nothing contained in this Agreement shall be construed to create an employer/employee, joint venture, partnership, or principal-agent relationship between the parties. Athlete’s performance of services for Company hereunder is as an independent contractor. Athlete shall be solely responsible for the payment of all taxes on compensation received under this Agreement. Accordingly, Company shall make no deductions for tax purposes from any compensation paid to Athlete.

17.                                 INSURANCE. Company warrants that it has or will obtain, at its own cost and expense, a comprehensive general liability “umbrella” insurance policy in the amount of no less than Two Million U.S. Dollars ($2,000,000) including coverage for Athlete (the “Policy”). The Policy shall be issued by a major insurance carrier authorized to do business in the Contract Territory, and shall be maintained until Company’s performance in connection with this Agreement has been completed or this agreement has been terminated and shall name Athlete as an additional insured. Company shall furnish SFX Sports (Attn: Mark Heligman), with a certificate no later than thirty (30) days following execution of this Agreement, evidencing such insurance coverage, which shall state in substantial part:

“Thirty (30) days advance notice shall be given Carnell Williams in writing of cancellation, termination, or any modification of the Policy or Policies evidenced by this Certificate.”

Time is of the essence. Failure to timely obtain insurance shall be considered a material breach of this Agreement and shall give Athlete the right to immediately terminate the Agreement.

18.                                 FORCE MAJEURE. If any of the obligations of any of the parties is hindered or prevented, in whole or in substantial part, because of a Force Majeure Event, then such non-performance shall be excused and not be treated as a breach of this Agreement, and all other obligations of the parties shall continue. A “Force Majeure Event” shall mean causes beyond the control of the parties including, but not limited to: an Act of God, inevitable accident, fire, labor dispute, riot or civil commotion, act of public enemy, terror, or war, governmental act, epidemic, regulation or rule, failure of technical facilities, national day of mourning, emergency announcement or news bulletin, inability to obtain supplies, delays in transportation, embargos, or other reason beyond the control of the parties that is generally regarded as force majeure. Delays or non-performance excused by this provision shall not excuse performance of any other obligation which is outstanding at the time of occurrence. A non-performing party under this Section 18 shall use commercially reasonable efforts to fully perform hereunder, once the Force Majeure Event has ceased.

19.                                 INTELLECTUAL PROPERTY. Company agrees and acknowledges that it shall not acquire any interest in any copyrights, trademarks, service marks, or other intellectual property of the any of the Indemnified Parties (or any combination thereof). Without limiting the generality of the foregoing, unless previously approved by SFX Sports in writing, Company shall not acquire any right under this Agreement, or any other arrangement between Company, Athlete, and/or SFX Sports, to use, and shall not use the name “SFX”, and/or “SFX Sports” (either alone or in conjunction with or as part of any other word, name, or phrase) or any fanciful images or other trademarks of any of the Indemnified Parties (or any combination thereof) at any time:  (a) in any of Company’s advertising, publicity or promotion; (b) to express or imply any endorsement, affiliation, connection with or sponsorship by any of the Indemnified Parties (or any combination thereof) of Company, its business, services or premises; or (c) in any other manner whatsoever [whether or not similar to the uses prohibited by sub-sections (a) and (b) above].

20.                                 SEVERABILITY. If any provision of this Agreement or the application thereof shall be invalid or unenforceable to any extent, the remainder of this Agreement or the application thereof shall not be affected, and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

21.                                 NON-DISPARAGEMENT. Each party hereto agrees that during the Term, and for a period of one (1) year immediately thereafter, it (including without limitation, its employees, directors, and officers) shall not disparage the other (including the employees, directors, and affiliates of each).

22.                                 SIGNIFICANCE OF PARAGRAPH HEADINGS. Paragraph headings contained hereunder are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though paragraph headings had been omitted.

23.                                 DAMAGES. Notwithstanding anything to the contrary herein, in no event shall Athlete be liable to Company for exemplary, punitive, incidental, or consequential damages, including lost profits, arising out of this Agreement, or the breach of any term, covenant, representation, warranty, or obligations contained herein except as otherwise stated in this agreement.

24.                                 CONSTRUCTION. Each of the parties has participated in the negotiation and preparation of this Agreement and therefore waives any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who shall have drafted the contract in question.

25.                                 REPRESENTATIONS AND WARRANTIES       Company represents and warrants that it has the full power and authority to enter into this Agreement, and to fully perform all of its duties and obligations hereunder, and that Company’s performance hereunder shall not infringe on any rights of any third party(s).

Athlete represents and warrants that he has the full power and authority to enter into this Agreement, and to fully perform all of his duties and obligations hereunder, and that Athlete’s performance hereunder shall not infringe on any rights of any third party(s).

26.                                 WAIVER. The failure of Company or Athlete at any time or times, to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and either may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

27.                                 ASSIGNMENT. Neither party shall have any right to grant sublicenses hereunder or to otherwise assign, transfer, alienate, encumber or hypothecate any of its rights or obligations hereunder without the express prior written consent of the other party, except that Athlete shall have the right to assign the financial benefits hereof and Company hereby consents to such assignment.

28.                                 GOVERNING LAW. This Agreement shall be deemed to be made under, and shall be construed exclusively in accordance with and shall be governed by, the internal laws of the United States of America and the State of Colorado. Any legal action to enforce any provision of this Agreement or to obtain any remedy with respect hereto shall be brought in District Court for the City and County of Denver, or Federal District Court in Denver, Colorado, and each party hereto expressly and irrevocably consents to the jurisdiction of said courts.

29.                                 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between Company and Athlete and cannot be altered or modified except by an agreement in writing signed by both Company and Athlete. Upon its execution, this Agreement shall supersede all prior negotiations, understandings, and agreements, whether oral or written, and such prior agreements shall thereupon be null and void and without further legal effect.

THIS AGREEMENT SHALL NOT BE BINDING OR EFFECTIVE UNTIL FULLY EXECUTED BY VITACUBE SYSTEMS HOLDINGS, INC., AND XELR8, INC. AND CARNELL WILLIAMS

ACCEPTED AND AGREED:

VitacubeSystems Holdings, Inc. and XELR8, Inc.	Carnell Williams

By:	By:

Title:	SSN:

Date:	Date:

By:

Title:

Date: